Exhibit 10.17
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is entered into and effective as of August 20, 2007, by and between Exterran Holdings, Inc., a Delaware corporation (“Company”), and Ernie L. Danner (“Consultant”).
W I T N E S S E T H:
     A. As an executive officer of Universal Compression Holdings, Inc. (“Universal”) and a member of its board of directors, Consultant has become familiar with and aware of Confidential Information (as hereinafter defined), and future plans with respect thereto, all of which has been and will be established and maintained at great expense to Company; this information is a trade secret and constitutes the valuable goodwill of Company.
     B. In connection with closing of the business combination of Universal and Hanover Compressor Company (“Hanover”) pursuant to that certain Agreement and Plan of Merger among Hanover, Universal, Iliad Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc., dated as of February 5, 2007, as amended, Consultant’s service as an executive officer and director of Universal will terminate, and Consultant will become a director of Exterran Holdings, Inc., the parent company of Universal and Hanover following the business combination.
     C. Consultant desires to provide consulting services to Company under the terms and conditions described herein, and Company desires such services.
A G R E E M E N T S
     In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:
     1. Consulting Services. During the Term (as defined herein), Consultant will provide (a) such services of a consulting, advisory or similar nature as an executive officer of the Company may reasonably request with respect to the business and affairs of Company related to Company’s current business and internal and external growth opportunities and (b) such other services to which the President of Company and Consultant mutually agree from time to time. In each case, Consultant will be available to Company for consultation at such times and locations as Company reasonably may request and that are agreeable to consultant; provided, however, that under no circumstances shall Consultant be required to provide more than 20% of the level of services that Consultant performed in the course of his employment with Universal prior to the date hereof. Without the prior written consent of Company, Consultant will not have authority to act or make decisions for, give instructions or orders on behalf of or make commitments on behalf of Company. The parties agree that Consultant is and shall be treated for all purposes as an independent contractor to Company and no employment, partnership, agency, joint venture or other relationship shall be created or construed herefrom.
     2. Compensation.
     (a) For the services rendered by Consultant, Company shall compensate Consultant with payment of Twenty–nine thousand five hundred eighty three dollars and thirty–three cents DOLLARS ($29,583.33) per month of the Term, to be paid in monthly payments beginning on the first date of the Term, contingent upon Consultant’s satisfaction of all the terms of this Agreement. In addition, Company shall reimburse Consultant for all reasonable out-of-pocket expenses actually paid by Consultant in providing the consulting services requested by Company in Section 1. Company shall reimburse such expenses within 60 days of receipt of reasonable documentation of such expenses.
     (b) In addition, during the Term (and for such period following the Term as is provided in Section 3(b) hereof), Company shall provide medical and welfare benefits to Consultant and/or Consultant’s family equal to those that would have been provided to them in accordance with Universal’s plans, programs, practices and policies if Consultant’s employment with Universal had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, Consultant shall continue to pay the monthly employee contribution for same, and provided further, that if Consultant becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
     3. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue on a month-to-month basis until terminated by either party upon one month’s advance written notice (the “Term”). Upon termination of this Agreement for any reason provided above, all rights and obligations of Company and Consultant under this Agreement shall cease as of the effective date of termination, except that (a) Consultant’s obligations under Sections 4, 5, 6 and 7 hereof shall survive such termination in accordance with their terms and (b) notwithstanding anything to the contrary contained in any other agreement or arrangement between Consultant and Company or Universal, Company shall continue, for a period of two years immediately following the date of termination of this Agreement, to provide Consultant and/or Consultant’s family with the medical and welfare benefits described in Section 2(b) hereof, subject to the limitations set forth therein.
     4. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Consultant by or on behalf of Company or any entity controlling, controlled by or under common control with Company (an “Affiliate”) or the representatives, vendors or customers thereof that pertain to the business of Company or any Affiliate shall be and remain the property of Company or such Affiliate, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Company or its Affiliates that are collected or held by Consultant shall be delivered promptly to Company or its Affiliates, as the case may be, without request by such party, upon termination of the Term, without regard to the cause or reasons for such termination. Because of the difficulty of measuring economic losses to Company and its Affiliates as a result of a breach of this Section 4, and because of the immediate and irreparable damage that could be caused to Company and its Affiliates for which it would have no other remedy, since monetary damages alone may not be an adequate remedy, Consultant agrees that this Section 4 may be enforced by Company in the event of breach by him, by, without limitation, injunctions, restraining orders and other equitable actions.

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     5. Independent Contractor. Consultant expressly acknowledges that he will be acting as an independent contractor and not as an employee, for all purposes. Accordingly, Consultant agrees not to hold himself out to the public as an employee of Company. As an independent contractor, Consultant shall be responsible for the payment of social security withholding tax and all other federal, state and local taxes. Consultant shall further be obligated to secure, at his sole cost, insurance as may be required by law. Subject to Company’s obligation to pay reasonable out-of-pocket expenses actually paid by Consultant as provided in Section 2(a), Consultant shall also be solely responsible for any and all costs associated in performing the services to be rendered under this Agreement.
     6. Successors.
     (a) This Agreement is personal to Consultant and shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.
     (c) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.
     7. Miscellaneous.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. CONSULTANT HEREBY AGREES THAT VENUE FOR ANY DISPUTE RELATED TO THIS AGREEMENT SHALL BE FILED AND HEARD BY THE COURTS IN AND FOR HARRIS COUNTY, TEXAS, OR THE U.S. DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.
     (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that specifically refers to this Agreement.
     (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Consultant, Ernie L. Danner, 60 Autumn Crescent, The Woodlands, Texas 77381; and if to Company, Exterran Holdings, Inc. 4444 Brittmoore Road, Houston, Texas 77041, Attention:

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General Counsel, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     (d) If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
     (e) Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     IN WITNESS WHEREOF, Consultant and Company have executed this Agreement:

CONSULTANT:
/s/ Ernie L. Danner
Name: Ernie L. Danner

EXTERRAN HOLDINGS, INC.
By:	/s/ Steven A. Snider
Name: Steven A. Snider
Title: President and Chief Executive Officer

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